[TELEFLEX INCORPORATED LOGO OMITTED]


                      PLYMOUTH MEETING, PENNSYLVANIA 19462
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 27, 2001

--------------------------------------------------------------------------------

                                                                  March 26, 2001

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

     The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 27, 2001 at 10:00 a.m. at the JEFFERSON HOUSE RESTAURANT BALLROOM, 2519 DEKALB PIKE, NORRISTOWN, PENNSYLVANIA, for the following purposes:

          1. To elect three directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 30, 2001; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business, Friday, March 2, 2001 as the Record Date for the meeting. This means that owners of the Company's common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

     STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437).

                                  By Order of the Board of Directors,




                                  STEVEN K. CHANCE, Secretary


                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROXY STATEMENT ...........................................................    1

QUESTIONS AND ANSWERS .....................................................    2

ELECTION OF DIRECTORS .....................................................    3

NOMINEES FOR THE BOARD OF DIRECTORS .......................................    3

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS .......................    5

AUDIT COMMITTEE REPORT ....................................................    5

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................    6

     Compensation Committee Interlocks and Insider Participation ..........    7

FIVE-YEAR SHAREHOLDER RETURN COMPARISON ...................................    8

EXECUTIVE COMPENSATION AND OTHER INFORMATION ..............................    8

     Summary of Cash and Non-Cash Compensation Paid to Certain
          Executive Officers ..............................................    8
     Option Grants ........................................................    9
     Option Exercises and Holdings ........................................   10
     Pension Plans ........................................................   10
     Employment Contracts and Termination, Severance and Change-of-Control
          Arrangements ....................................................   10
     Director Compensation ................................................   11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............   11

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ...................   12

AUDIT FEES ................................................................   12

ALL OTHER FEES ............................................................   12

RATIFICATION OF APPOINTMENT OF AUDITORS ...................................   12

OTHER MATTERS .............................................................   13

APPENDIX A: TELEFLEX INCORPORATED
            AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
            CHARTER .......................................................  A-1

                                PROXY STATEMENT


     This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 27, 2001. The proxies may also be voted at any adjournment or postponement of the meeting. The expense of this solicitation will be paid by the Company.

     The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the enclosed form of proxy were mailed to stockholders approximately on March 26, 2001.

     In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone, facsimile, electronic mail, telegram or personal interview. The shares represented by each proxy will be voted in accordance with the instructions in the proxy, unless the proxy is revoked before the meeting. Any proxy may be revoked before it is exercised by providing written notice to the Secretary of the Company or by submitting a new proxy. If no voting instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below and for the ratification of the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 30, 2001.

     Only stockholders of record at the close of business on March 2, 2001 are entitled to vote at the Annual Meeting or at adjournments or postponements of the meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On March 2, 2001, the Company had outstanding and entitled to vote 38,648,512 shares of common stock.

                             QUESTIONS AND ANSWERS

1.   WHAT IS A "PROXY"?

     It is your way of legally designating another person to vote for you. That other person is called a "proxy." If you designate another person as your proxy in writing, the written document is called a "proxy" or "proxy card."

2.   WHAT IS A "PROXY STATEMENT"?

     It is a document required by the Securities and Exchange Commission which explains to you why we are asking you to sign a proxy card.

3.   WHAT IS A "QUORUM"?

     A quorum is the minimum number of shareholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum.

4.   WHAT IS A "BROKER NON-VOTE"?

     When brokers and banks which are holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, such brokers and banks may vote those shares only on matters deemed routine by the New York Stock Exchange, Inc., such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, such brokers and banks cannot vote, and there is a so-called "broker non-vote" on that matter.

5.   WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

     Stockholders of record at the close of business on March 2, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held.

6.   WHAT IS THE "RECORD DATE"?

     It is the date established by the Board of Directors, as required by law, as the last date for eligibility to vote your shares at the upcoming Annual Meeting. You must be a shareholder of record on that date to vote at the Annual Meeting.

7.   HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS OR APPROVE ANY PROPOSALS?

     A plurality of the votes cast at the meeting is required to elect directors; that is, the three nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of outstanding shares present, in person or by proxy, is necessary to approve any other proposal. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

8.   HOW DO I VOTE?

     Please sign and date each proxy card which you receive and return it in the prepaid envelope included with your proxy package. Any proxy card which is returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of directors and ratification of PricewaterhouseCoopers LLP as auditors for 2001. You may revoke your proxy at any time before the meeting by (a) notifying Steven K. Chance, Secretary, (b) voting in person or by telephone, or (c) returning a second, later-dated, proxy card.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. Effective as of the 2001 Annual Meeting, the board has fixed at eight the number of directors which shall constitute the entire board.

     The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 2001 Annual Meeting of Stockholders, three directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 2004. The board, on recommendation of the Nominating Committee, has nominated Mrs. Barron, Mr. Beckman and Dr. Gonnella for election for three-year terms.

     It is intended that shares represented by properly executed proxies will be voted for the election of Mrs. Barron, Mr. Beckman and Dr. Gonnella for a term expiring in 2004. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. All of the nominees and continuing directors were elected by the stockholders of the Company.


                      NOMINEES FOR THE BOARD OF DIRECTORS

                                 CLASS OF 2004

                            VOTING IS FOR THIS CLASS

Patricia C. Barron, 56 ..........   Clinical Associate Professor, Stern
   Elected in 1998                     School of Business, New York
                                       University, New York, New York; Vice
                                       President, Business Operations, Xerox
                                       Corporation (1998); President, Xerox
                                       Engineering Systems Division (1994-98);
                                       Director, ARAMARK Corporation, Quaker
                                       Chemical Corporation, Reynolds Metals
                                       Corporation and Ultralife Batteries
                                       Corporation.

Donald Beckman, 69 ..............   Special Counsel, Saul Ewing LLP,
   Elected in 1981                     Philadelphia, PA, attorneys.

Joseph S. Gonnella, M.D., 66 ....   Distinguished Professor of Medicine and
   Elected in 1995                     Director, The Center for Research in
                                       Medical Education and Health Care,
                                       Jefferson Medical College, Thomas
                                       Jefferson University; Senior Vice
                                       President and Dean, Jefferson
                                       Medical College (1984-2000).

NOTE: Pemberton Hutchinson, a member of this class and director since 1977, is not standing for reelection.

     THE FOLLOWING INDIVIDUALS CURRENTLY SERVE AS DIRECTORS IN THE TWO OTHER CLASSES. THEIR TERMS WILL END AT THE ANNUAL MEETINGS IN 2002 AND 2003, RESPECTIVELY.


                                 CLASS OF 2002

Lennox K. Black, 70 .............   Chairman and Chief Executive Officer of
   Elected in 1971                     the Company; Chairman (1995-2000);
                                       Chairman and Director, Penn Virginia
                                       Corporation; Director, The Pep Boys and
                                       Image Max, Inc.

William R. Cook, 57 .............   President and Chief Executive Officer,
   Elected in 1998                     Severn Trent Services, Inc., a water and
                                       waste utility company; Chairman,
                                       President, Chief Executive Officer and
                                       Chief Operating Officer, BetzDearborn,
                                       Inc. (1993-98); Director, Quaker Chemical and Envirogen.

James W. Stratton, 64 ...........   Chairman and Chief Executive Officer,
   Elected in 1993                     Stratton Management Company, an
                                       investment advisory and management firm;
                                       Chairman and Director of EFI Corporation, a financial services company; Chairman and Director of Stratton Monthly Dividend
                                       Shares, Stratton Small Cap ValueFund and
                                       Stratton Growth Fund, registered
                                       investment companies; Director, UGI
                                       Corporation and Amerigas Propane.


                                 CLASS OF 2003

Sigismundus W. W. Lubsen, 57 ....   Member of the Executive Board, Heineken
   Elected in 1992                     N.V., Amsterdam, The Netherlands, a
                                       manufacturer of beverage products.

Palmer E. Retzlaff, 69 ..........   President and Director, Southwest Grain
   Elected in 1978                     Inc., McAllen, Texas, engaged primarily
                                       in cotton and grain export; Director,
                                       Harleysville National Corporation
                                       and Paris Corporation.

              ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company met seven times in 2000. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 2000 by committees on which he or she served.

     As provided in the Company's Bylaws, the Board of Directors has established an Audit Committee, Compensation Committee, Nominating Committee and Executive Committee, as follows:

     o The Audit Committee, currently composed of Messrs. Cook and Stratton and Dr. Gonnella, held four meetings in 2000. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A (the "Charter"). Pursuant to the Charter, the Audit Committee reviews with the Company's financial officers and independent accountants the financial statements of the Company and related matters preliminary to the consideration of the financial statements by the full Board of Directors. The members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards).

     o The Compensation Committee currently consists of four members, Mrs. Barron and Messrs. Beckman, Lubsen, and Stratton. The Compensation Committee held two meetings in 2000. The Compensation Committee makes recommendations to the Company's Board of Directors regarding the Company's compensation policies, compensation plans and specific compensation arrangements for management executives and directors. The Committee is also authorized to grant options and restricted stock awards under the Company's Stock Compensation Plans. Only a subcommittee of the Compensation Committee, however, comprised in 2000 of Mrs. Barron and Mr. Lubsen, is authorized to approve compensation arrangements, including the grant of stock options and restricted stock awards, to senior officers or directors.

     o The Nominating Committee, currently composed of Mrs. Barron and Messrs. Black and Lubsen, held one meeting in 2000. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The Committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 4, 2002.

     o The Executive Committee is currently composed of Messrs. Black, Beckman and Retzlaff. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                             AUDIT COMMITTEE REPORT

     In carrying out its responsibilities with respect to the Company's financial reporting for the year ended December 31, 2000, the Audit Committee has:

     o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management;

     o discussed with the independent accountant the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards, AU Sec. 380);

     o received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with the independent accountant its independence; and

     o based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report for the year ended December 31, 2000 on Form 10-K for filing with the Securities and Exchange Commission.

 WILLIAM R. COOK, CHAIRMAN     JOSEPH S. GONNELLA, M.D.     JAMES W. STRATTON

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of three parts, Salaries, Bonuses and Long-Term Incentive Compensation, as follows:

     o Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 7. Generally, the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

     o Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executive's individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as return on average assets or improvement of working capital as a percent of sales). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. Bonus awards to executive officers, however, are based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These factors include consideration of the accomplishment of operational missions, such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers (whose bonus limitation is 80% of salary) and the Chief Executive Officer (whose bonus limitation is 90% of salary).

     o Long-Term Incentive Compensation consists of awards of stock options and restricted stock under the Company's Stock Compensation Plans. Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Typically, awards have not been based on any preset formulae or entitlement standard but have reflected the Compensation Committee's subjective perception of specific executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that specific executives who undertake new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares. The Compensation Committee, however, has granted restricted stock awards to a limited number of senior executives pursuant to a plan adopted at the beginning of a multi-year period, which entitled the executives to awards of specified numbers of shares, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period.

     Lennox K. Black, Chairman of the Company, assumed the duties of Chief Executive Officer when David S. Boyer resigned from that position on January 31, 2000. Mr. Black's salary as Chairman was $976,000 for 2000. In addition, he received supplemental compensation of $1,000,000 in consideration for his performance of the additional Chief Executive Officer's duties, the successful transition of management during the year and the financial performance of the Company, which included record revenues and a 15% increase in earnings per share over the prior year.

     Mr. Boyer served in 2000 as Chief Executive Officer until January 31 and thereafter in a senior advisory capacity. He received a salary of $572,000 and an additional annual payment of $300,000 for the year. The Company's employment agreement with Mr. Boyer, as modified in connection with his resignation as Chief Executive Officer, provides for these compensation payments in consideration for his services during the year and his commitment to refrain from certain competitive activities until March 31, 2005.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance-based" or falls within other exceptions provided in the statute. Awards under the Company's Stock Compensation Plan may be made on terms which will qualify for exception from the deductibility limit. The Committee, however, retains discretion to make awards which are not fully deductible. Compensation paid in 2000 did not exceed the deductible limit.

                      SIGISMUNDUS W. W. LUBSEN, CHAIRMAN
            PATRICIA C. BARRON   DONALD BECKMAN   JAMES W. STRATTON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Beckman is Special Counsel to the law firm of Saul Ewing LLP, which provided legal services to the Company in 2000.

     Mr. Stratton is an executive officer of Stratton Management Company, which provided investment advisory services to the retirement funds of the Company in 2000.

                    FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group.

                               MARKET PERFORMANCE
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(A)




                                [GRAPH OMITTED]






----------------------------------------------------------------------------
TELEFLEX INCORPORATED      100   129.00   189.17   231.31   160.79   230.75
S&P 500 INDEX              100   122.96   163.98   210.85   255.21   231.98
S&P MIDCAP 400 INDEX       100   119.20   157.65   187.77   215.41   253.12
----------------------------------------------------------------------------

(a) Assumes $100 invested on December 31, 1995 in Teleflex common stock, S&P MidCap 400 Index, and S&P 500 Index using a fiscal year ending December 31 in all cases.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended December 27, 1998, December 26, 1999, and December 31, 2000, respectively, certain compensation information with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers, based on the salaries and bonuses earned by such executive officers during fiscal year 2000.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                                Annual Compensation     Compensation Awards
                                                -------------------     -------------------
                                                                       Restricted                   All Other
Name and Principal Position           Year      Salary        Bonus     Stock(a)     Options     Compensation(b)
---------------------------           ----      ------        -----    ----------    -------     ---------------
Lennox K. Black                       2000     $976,000        --          --           --        $1,070,539(c)
   Chairman, Chief                    1999     $650,000        --          --           --        $   70,312
   Executive Officer and              1998     $630,000        --          --           --        $   71,505
   Director
David S. Boyer                        2000     $572,000        --          --           --        $  308,979(e)
   President, Chief                   1999     $550,000     $300,000       --         39,250      $    8,364
   Executive Officer                  1998     $525,000     $300,000       --           --        $    8,333
   and Director(d)

                                       8



                                                                              Long-Term
                                                Annual Compensation     Compensation Awards
                                                -------------------     -------------------
                                                                       Restricted                   All Other
Name and Principal Position           Year      Salary        Bonus     Stock(a)     Options     Compensation(b)
---------------------------           ----      ------        -----    ----------    -------     ---------------
Harold L. Zuber, Jr.                  2000     $330,000     $200,000     $517,320     15,000      $    4,742
   Vice President and                 1999     $300,000     $170,000       --         26,000      $    3,853
   Chief Financial Officer            1998     $277,000     $160,000       --           --        $    3,917

John J. Sickler                       2000     $325,000     $200,000     $517,320     10,000      $    1,940
   Vice Chairman                      1999     $315,350     $125,000       --         21,750      $    5,455
                                      1998     $297,500     $125,000       --           --        $    4,801

Roy C. Carriker                       2000     $346,600     $160,000     $557,835       --        $    4,068
   Vice Chairman                      1999     $340,000     $ 50,000     $376,594       --        $    3,895
                                      1998     $320,000     $220,000       --           --        $    3,883

Steven K. Chance                      2000     $265,000     $130,000     $222,448     10,000      $    5,558
   Vice President, General            1999     $250,000     $120,000       --         17,500      $    5,201
   Counsel and Secretary              1998     $235,000     $100,000       --           --        $    4,588

-----------
a) Under the Company's 1990 Stock Compensation Plan, Dr. Carriker was granted 9,750 restricted shares on March 8, 1999 and 3,000 on March 6, 2000. These restricted shares vest 33 1/3% on the first anniversary of the grant (i.e., March 8, 2000 and March 6, 2001), and an additional 33 1/3% on each of the next two anniversaries, conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally. Restricted share awards under the Company's 2000 Stock Compensation Plan were granted on March 5, 2001 to the named executives pursuant to a plan adopted in 1998 at the beginning of a three year period which entitled the named executives to awards of a specified number of shares after the end of the three year period 1998 through 2000, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period as follows: Mr. Zuber, 12,000; Mr. Sickler, 12,000; Dr. Carriker, 11,000; Mr. Chance, 5,160. The restricted shares awarded vest one year from the date of grant conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally. As at the end of fiscal year 2000, the number and value of all restricted shares held by the Company for Dr. Carriker was 9,500 shares valued at $419,781.

(b) The information reported includes the following for fiscal year 2000: (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows: Mr. Black, $70,539; Mr. Boyer, $3,822; Mr. Zuber, $244; Mr. Sickler, $1,940; Dr. Carriker, $668; Mr. Chance, $322; (ii) contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 2000 pre-tax elective deferral contributions under [section]401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $5,157; Mr. Zuber, $4,498;
     Dr. Carriker, $3,400; Mr. Chance, $5,236.

(c) A supplemental payment of $1,000,000 was awarded to Mr. Black for services in 2000 as Chief Executive Officer following Mr. Boyer's resignation. This additional compensation has been deferred.

(d) Mr. Boyer served in 2000 as Chief Executive Officer until January 31, director until April 28, and thereafter in a senior advisory capacity.

(e) An annual payment of $300,000 was paid to Mr. Boyer for 2000 pursuant to his employment agreement, as modified upon his resignation as Chief Executive Officer.

OPTION GRANTS

     The following table sets forth information with respect to the named executives, concerning the grants of stock options during the last fiscal year ending December 31, 2000:


                                  OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential
                                               Individual Grants                              Realizable Value at
                                  -----------------------------------------                      Assumed Annual
                                                 % of Total                                   Rates of Stock Price
                                  Securities      Options                                       Appreciation for
                                  Underlying     Granted to     Exercise or                       Option Term
                                   Options       Employees      Base Price     Expiration   -----------------------
Name                              Granted(a)       in FY          ($/Sh)          Date         5%            10%
----                              ----------     ----------     -----------    -----------  --------       --------
Lennox K. Black                       --            --              --             --         --              --
David S. Boyer                        --            --              --             --         --              --
Harold L. Zuber, Jr.                15,000         3.23%          $28.25         3/6/10     $266,494       $675,348
John J. Sickler                     10,000         2.16%          $28.25         3/6/10     $177,663       $450,232
Roy C. Carriker                       --            --              --             --         --              --
Steven K. Chance                    10,000         2.16%          $28.25         3/6/10     $177,663       $450,232


-----------
(a) These options become exercisable for 20% of the shares on the first anniversary of the grant (March 6, 2001) and for an additional 20% on each of the next four anniversaries, so long as employment with the Company continues.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 31, 2000 and unexercised options held as of the end of the fiscal year:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUES TABLE

                                                           Number of Unexercised             Value of Unexercised
                                                             Options at FY-End        In-the-Money Options at FY-End(a)
                  Shares Acquired                      ----------------------------   ---------------------------------
Name                on Exercise     Value Realized     Exercisable    Unexercisable    Exercisable         Unexercisable
----              ---------------   --------------     -----------    -------------   ------------         -------------
Lennox K. Black        35,000         $  670,828            --             --             --                    --
David S. Boyer           --               --             147,250           --          $2,904,172               --
Harold L. Zuber, Jr.   10,000         $  249,165          65,200         35,800        $1,489,925            $393,763
John J. Sickler        20,000         $  388,330          64,350         27,400        $1,483,603            $288,788
Roy C. Carriker          --               --              12,000           --          $  290,250               --
Steven K. Chance       45,000         $1,064,993          27,500         24,000        $  606,531            $263,500

-----------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

     Under the Company's Retirement Income Plan, a qualified Defined Benefit Pension Plan, as well as a non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan compensation and benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant's unit is equal to 1.375% of his or her annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant's unit is equal to 1.833% of his or her annual plan compensation. A participant's total pension is based on his or her annual plan compensation, which for each year of plan participation for the named executives is his or her base salary (as reported in the Summary Compensation Table). The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age 65 (or actual age, if greater) for each of the named executives is: Mr. Black, $176,138; Mr. Boyer, $184,334; Mr. Zuber, $135,855; Mr. Sickler,
$115,575; Dr. Carriker, $92,176, and Mr. Chance, $95,510.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     The Company's employment agreement with Lennox K. Black, which was last revised in 1995, provides that Mr. Black will continue to serve the Company on a full-time basis until at least December 31, 2000, and thereafter, he may serve on a reduced-time consulting basis until December 31, 2005. During the period of his full-time service, his salary will not be less than $574,000, and while serving as a consultant, his annual compensation will be at least 75% of his last full-time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits, compensation continuation for up to two years in case of termination of employment under certain circumstances, and payment of deferred compensation for fifteen years, commencing in 1995, at the rate of $100,000 per year. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of the deferred compensation paid. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for his lifetime.

     The Company's employment agreement with Mr. Boyer, which was last modified in connection with his resignation as Chief Executive Officer, effective January 31, 2000, provides that Mr. Boyer will continue to be employed by the Company until March 31, 2005. During that time, his salary will be at the annual rate of $572,000 until March 31, 2003 and at the annual rate of $500,000 thereafter. Subject to certain conditions, he will be entitled to additional annual payments of $300,000 in respect to the years

2000 and 2001. Certain existing retirement and death benefits, previously established by the Company and funded by life insurance, will be continued in effect notwithstanding that his employment may terminate before he reaches age
65. These arrangements provide for retirement benefits at the rate of $100,000 per year for 15 years, commencing on Mr. Boyer's attaining age 65, or death benefits of approximately $2,000,000 in the event of Mr. Boyer's death before attaining age 65. Stock options previously granted to Mr. Boyer have been amended to provide for the immediate vesting of the options, which are exercisable at any time before their annual expiration dates. The agreement provides for restrictions on certain competitive activities by Mr. Boyer during the period ending March 31, 2005 and restrictions on disclosure of confidential information of the Company.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. Directors of the Company who are not employees of the Company or any of its subsidiaries ("outside directors") are paid an annual fee at the rate of $20,000 per year and a $1,000 fee for each board or committee meeting attended, plus expenses. In addition, outside directors, on their first election or appointment to the board, receive a 5,000 share stock option under the Company's Stock Compensation Plan, and each outside director in office receives each year a 2,000 share stock option grant under the Plan. The Company provides no pension benefits to the outside directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 2001, certain information with respect to ownership of the Company's securities: (i) the name and address of each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) the name of each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his or her name.

                                                      Shares          Percent
                                                   Beneficially   of Outstanding
Name                                                 Owned(a)      Common Stock
----                                              -------------   --------------
Lennox K. Black, 630 West Germantown Pike,
   Suite 461, Plymouth Meeting, PA 19462 .....    3,923,531(b)         10.08
Donald Beckman, 3800 Centre Square West,
   Philadelphia, PA 19102 ....................    3,142,611(c)          8.07
Patricia C. Barron ...........................       11,800              *
Roy C. Carriker, Ph.D ........................       87,509(d)           *
Steven K. Chance .............................       60,945              *
William R. Cook ..............................       12,000              *
Joseph S. Gonnella, M.D ......................        8,422(e)           *
Pemberton Hutchinson .........................       11,216              *
Sigismundus W. W. Lubsen .....................        9,918              *
Palmer E. Retzlaff ...........................       25,468              *
John J. Sickler ..............................      180,418              *
James W. Stratton ............................       19,984(f)           *
Harold L. Zuber, Jr ..........................      159,565              *
All officers and directors as a group ........    4,696,868            12.06
   (19 persons)

-----------
*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Beckman--6,000, Mrs. Barron--11,000, Mr. Chance--33,000, Mr. Cook--9,000, Dr. Gonnella--6,000, Mr. Hutchinson--6,000, Mr. Lubsen--6,000,
     Mr. Retzlaff--6,000, Mr. Sickler--70,700, Mr. Stratton--6,000, Mr. Zuber--73,400 and all officers and directors as a group--338,350 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding) and (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Dr. Carriker--2,759, Mr. Zuber--5,852, Mr. Chance--1,759 and all officers and directors as a group--20,163.

(b) Includes the following shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares owned by Woelm Holding Company Limited, 1,442,790 shares owned by Margrit Nekouian Holding Company Limited and 283,640 shares owned by two individuals, for which Mr. Black holds revocable powers of attorney to vote such shares; (ii) 52,800 shares owned by a trust of which Mr. Black is a trustee, and (iii) 181,119 shares held by a decedent's estate of which Mr. Black is an executor.

(c) Includes the following shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 1,442,790 shares held by Woelm Holding Company Limited of which Mr. Beckman is a director, (ii) 1,442,790 shares owned by Margrit Nekouian Holding Company Limited of which Mr. Beckman is a director [Mr. Black holds a revocable power of attorney to vote these shares, and these shares are also referred to in clause (i) of footnote (b)], (iii) 52,800 shares owned by a trust of which Mr. Beckman is a trustee [Mr. Black is also a trustee of this trust, and these shares are also referred to in clause (ii) of footnote (b)] and (iv) 181,119 shares held by a decedent's estate of which Mr. Beckman is an executor [Mr. Black is also an executor of this estate, and these shares are also referred to in clause (iii) of footnote (b)].

(d) Includes 19,044 shares owned of record and beneficially by Dr. Carriker's wife of which Dr. Carriker is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(e) Includes 700 shares owned of record and beneficially by Dr. Gonnella's son of which Dr. Gonnella is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(f) Includes 7,800 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company stock. To the best of the Company's knowledge, all required forms were filed on time.

                                   AUDIT FEES

     The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the audit and the review of the Company's financial statements during 2000 were $727,000.

                                 ALL OTHER FEES

     The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all non-audit services, including fees for acquisition and tax-related services, during 2000 were $545,000. Such non-audit services did not include any financial information systems design and implementation services. The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence with respect to the Company.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed PricewaterhouseCoopers LLP to examine and report on the financial statements of the Company for its fiscal year ending December 30, 2001. PricewaterhouseCoopers LLP (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountant for 2000. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

     Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of PricewaterhouseCoopers LLP, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

     A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 30, 2001.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the Annual Meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437). If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

     Any proposals submitted by stockholders for inclusion in the Company's proxy statement and proxy for the 2002 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices no later than November 26, 2001 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

     In connection with any proposal submitted by stockholders for consideration at the 2002 Annual Meeting of Stockholders, but not proposed for inclusion in the Company's proxy statement and proxy for the 2002 Annual Meeting of Stockholders, the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting if appropriate notice of the stockholder's proposal is not received by the Company at its principal executive offices by February 8, 2002.

                               By Order of the Board of Directors,



                               STEVEN K. CHANCE, Secretary

                                   APPENDIX A

                             TELEFLEX INCORPORATED
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I.   COMPOSITION
     -----------

     The Audit Committee shall be constituted so as to comply with the Corporate Governance Standards set forth in Section 303 of the New York Stock Exchange Listed Company Manual and any successor(s) thereto. Except as otherwise permitted by the New York Stock Exchange, Inc., the Audit Committee shall consist of at least three (3) directors:

     o all of whom have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation as determined by the Board of Directors;

     o each of whom shall be financially literate, as such qualification is interpreted by the Board of Directors, or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and

     o at least one of whom must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

     The members of the Audit Committee shall be appointed by the Board of Directors upon recommendation of the Corporation's Nominating Committee and shall serve as long as such person is director of the Corporation or until such person earlier resigns, dies or is removed by the Board of Directors. Unless a Chair is designated by the Board of Directors, the members of the Committee may designate a Chair.

II.  QUORUM

     Unless the Board of Directors shall otherwise provide by resolution, a majority of the entire membership of the Audit Committee shall constitute a quorum at any meeting for the purpose of passing upon any matter that may come before the Audit Committee or of taking any action thereon, and the act of a majority of the Audit Committee members present at any meeting at which there is a quorum shall be the act of the Audit Committee.

III. RESPONSIBILITIES AND DUTIES

     The responsibilities and duties of the Audit Committee shall be to:

     1. Consider the selection and recommend to the Board of Directors a firm of certified public accountants to be appointed as the independent auditors of the Corporation for its then current fiscal year. The independent auditors shall be ultimately accountable to the Board of Directors and the Audit Committee of the Corporation, and the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, to replace the independent auditors.

     2. Periodically meet and consult with the independent auditors (out of the presence of management, if appropriate) and with the Corporation's financial and accounting personnel to review the Corporation's accounting functions, operations and management and to consider the adequacy and effectiveness of the Corporation's internal controls and internal auditing methods and procedures.

     3. Annually review with the Corporation's independent auditors the scope of their audit of the Corporation and the results of the examination of its financial statements for its most recent fiscal year.

     4. As a whole, or through the Committee Chair, review with management significant accounting issues relating to the information in the Quarterly Report on Form 10-Q prior to its filing or release of earnings.

     5. Review and discuss the Corporation's audited financial statements with management of the Corporation.

     6. Discuss with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as the same may be modified or supplemented.

     7. Require the independent auditors to submit at least annually to the Audit Committee a formal written statement delineating all relationships between the auditors and the Corporation and the written disclosures and letter regarding the auditors' independence required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as the same may be modified or supplemented. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and shall recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

     8. Based upon the review and discussion referred to in this Charter, determine whether to recommend to the Board of Directors that the audited financial statements of the Corporation be included in the Corporation's Annual Report on Form 10-K.

     9. Keep regular minutes of meetings of the Audit Committee and report to the Board of Directors when required.

     10. Review and reassess the adequacy of this Charter on an annual basis and recommend to the Board of Directors any changes to the Charter which the Audit Committee deems necessary or appropriate.

     11. Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist in the conduct of any investigation.

     12. Perform any other activities consistent with this Charter, the Corporation's Bylaws, Rules of the New York Stock Exchange, Inc. and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             TELEFLEX INCORPORATED

     The undersigned hereby appoints William R. Cook and Palmer E. Retzlaff, proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 27, 2001 or any adjournment thereof.

                         (CONTINUED ON THE OTHER SIDE)

                       ANNUAL MEETING OF STOCKHOLDERS OF

                              TELEFLEX INCORPORATED

                                 APRIL 27, 2001

                      |---------------------------|
                      | PROXY VOTING INSTRUCTIONS |
                      |---------------------------|
TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.


                                     |--------------------------------|
YOUR CONTROL NUMBER IS ------->>>>   |                                |
                                     |--------------------------------|
         |                                                     |
         |   Please Detach and Mail in the Envelope Provided   |
         |                                                     |
     |-----|  PLEASE MARK YOUR                                     |
  A  |  X  |  VOTES AS IN THIS                                     |
     |-----|  EXAMPLE.                                             |-----


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" ITEM 2.

                     FOR         WITHHELD
                     all         FOR all
                   Nominees      Nominees    NOMINEES:
Item 1.                                         Patricia C. Barron
  Election         |-----|       |-----|        Donald Beckman
  of               |     |       |     |        Joseph S. Gonnella, M.D.
  Directors:       |-----|       |-----|


Item 2. Ratification of the appointment of           FOR     AGAINST   ABSTAIN
        PricewaterhouseCoopers LLP as              |-----|   |-----|   |-----|
        independent public accountants for the     |     |   |     |   |     |
        Company for the year 2001.                 |-----|   |-----|   |-----|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1
AND "FOR" ITEM 2.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND
RETURN IN THE ENCLOSED ENVELOPE.

                                         I PLAN TO |-----|
                                    ATTEND MEETING |     |
                                                   |-----|

SIGNATURE ______________ DATE ________ SIGNATURE _______________ DATE ________
                                                 IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.